Exhibit 99.1

Westwater Announces Royalty and Promissory Note Sale for $2.75 Million

Uranium Royalty Corp. to buy four royalties on uranium properties located in South Dakota, Wyoming and New Mexico and a promissory note due 2020 for $2.75 million

CENTENNIAL, Colo., March 7, 2019 – Westwater Resources, Inc. (“Westwater,” or the “Company”) (Nasdaq: WWR), an energy materials development company, today announced that Uranium Royalty Corp. (URC) and its US subsidiary have together agreed to purchase royalties owned by Westwater on future uranium production from mineral properties in South Dakota, Wyoming and New Mexico, as well as a promissory note in the amount of $2.0 million and the related mortgage that the Company holds on the Church Rock and Crownpoint, New Mexico properties of Laramide Resources.  Uranium Royalty Corp. and its US subsidiary have agreed to purchase these interests for collective total consideration of $2.75 million, including $0.5 million paid at signing. The balance of $2.25 million will become due and payable at the earlier of June 30, 2019 or following the date upon which the closing conditions are satisfied.

Christopher M. Jones, President and CEO of Westwater, stated “We continue to opportunistically manage our assets, with the goal of maximizing value to our shareholders. In this instance, we divested our non-core holdings for immediate cash consideration.   This transaction monetizes our uranium royalty portfolio and moves forward income from 2020 to 2019. Uranium Royalty’s unique model for funding uranium projects is well-timed for the industry. This is a win-win for both our companies."

The Westwater Royalty Portfolio being sold to URC under the Asset Purchase Agreement consists of:

•A 4% net returns royalty on future uranium production from Laramide Resources’ Church Rock property located in New Mexico;

•A 30% net proceeds royalty on future uranium production from a portion of Azarga Uranium’s Dewey-Burdock property located in South Dakota;

•An up to 4% overriding royalty on part of Peninsula Energy’s future uranium production from its Lance Project located in Wyoming; and

•A 4% royalty on the gross value from uranium production from a portion of Energy Fuels’ Roca Honda property located in New Mexico.

The sale also includes a promissory note secured by a mortgage held by Westwater on Laramide Resources’ Church Rock and Crownpoint, New Mexico uranium properties, with four remaining payments due through maturity on January 5, 2020. Westwater will be entitled to retain any interest payments on the promissory note made before the closing of the transaction.

About Westwater Resources

WWR is focused on developing energy-related materials.  The Company’s battery-materials projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Mine located across over 41,000 acres (~17,000 hectares) in east-central Alabama.  In addition, the Company maintains lithium mineral properties in three prospective lithium brine basins in Nevada and Utah. Westwater’s uranium projects are located in Texas and New Mexico.  In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (~4,400 hectares) of prospective in-situ recovery uranium projects.  In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (~76,000 hectares) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world.  Incorporated in 1977 as Uranium Resources, Inc., Westwater also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the western United States.  For more information please visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to statements relating to the closing of the transaction with URC, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the availability of capital to the Company and the Company’s ability to continue as a going concern; (b) the availability of the Company to continue to satisfy the listing requirements of the Nasdaq Capital Market; (c) spot price and long-term contract prices of graphite, lithium, vanadium and uranium; (d) the ability of the Company to enter into and successfully close acquisitions, dispositions or other material transactions; (e) government regulation of the mining industry and the nuclear power industry in the United States; (f) operating conditions at the Company’s projects; (g) the world-wide supply and demand of graphite, vanadium, lithium and uranium; (h) weather conditions; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; (j) the results of the Company’s exploration activities, and the possibility that future exploration results may be materially less promising than initial exploration result; (k) any graphite, vanadium, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals; (l) currently pending or new litigation or arbitration; (m) the Company’s ability to maintain and timely receive mining and other permits from regulatory agencies; and (n) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release. The results of the initial optimization study are preliminary in nature and subject to revision following WWR’s further analysis of the Coosa Graphite Project.

Westwater Resources Contact:	Investor Relations Contact:
Christopher M. Jones, President & CEO	Michael Porter
Phone: 303.531.0480	Porter, LeVay and Rose
Jeff Vigil, VP Finance & CFO	Phone: 212.564.4700
Phone: 303.531.0481
Email: Info@WestwaterResources.net	Email: Westwater@plrinvest.com